Exhibit 23.1


                  INDEPENDENT  ACCOUNTANTS'  REPORT


Celestial Seasonings, Inc.:

We have reviewed the accompanying consolidated balance sheet of Celestial Seasonings, Inc. and subsidiaries (the "Company") as of March 31, 1999 and the related consolidated statements of income and cash flows for the three-month and six-month periods ended March 31, 1999 and 1998. These financial statements are the responsibility of the Company's management.

We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and of making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to such consolidated financial statements for them to be in conformity with generally accepted accounting principles.

We have previously audited, in accordance with generally accepted auditing standards, the consolidated balance sheet of the Company as of September 30, 1998, and the related consolidated statements of income, stockholders' equity, and cash flows for the year then ended (not presented herein); and in our report dated November 10, 1998, we expressed an unqualified opinion on those consolidated financial statements. In our opinion, the information set forth in the accompanying consolidated balance sheet as of September 30, 1998 is fairly stated, in all material respects, in relation to the consolidated balance sheet from which it has been derived.





Deloitte & Touche LLP

Denver, Colorado
April 14, 1999